Exhibit 5.1
August 4, 2023
Hasbro, Inc.
1027 Newport Avenue
Pawtucket, RI 02861

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
This opinion is furnished to you in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by Hasbro, Inc., a Rhode Island corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 1,100,000 shares of Common Stock, par value $0.50 per share, of the Company (the “Shares”). The Shares are issuable pursuant to the Company’s Restated 2003 Stock Incentive Performance Plan, as amended (the “Plan”).
I am the Executive Vice President and Chief Legal Officer of the Company and have advised the Company in connection with the filing of the Registration Statement. I have examined and relied upon a signed copy of the Registration Statement as filed with the Commission, including the exhibits thereto. I, or attorneys under my supervision, have also examined and relied upon the Restated Articles of Incorporation of the Company, as amended and in effect at all relevant times, the Amended and Restated Bylaws of the Company, as amended and in effect at all relevant times, and minutes of meetings of the stockholders and the Board of Directors of the Company and such other documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion. In addition, I have relied as to certain matters on information obtained from public officials and officers of the Company.
In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, the authenticity of the originals of such latter documents and the legal capacity of all signatories to such documents.
I express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Rhode Island.
In rendering the opinion set forth below, I have assumed that each award agreement under which options, restricted stock, restricted stock units or other awards are granted pursuant to the Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold, and the consideration therefor has been received by the Company, in accordance with the terms of the Plan, such Shares will be validly issued, fully paid and nonassessable.
Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

By:	/s/ Tarrant Sibley
Tarrant Sibley, Executive Vice President and Chief Legal Officer